EXHIBIT 99.1

FOR IMMEDIATE RELEASE

E*TRADE Financial Media Contact:
Connie Dotson
E*TRADE Group, Inc.
916-858-8835
mediainq@etrade.com

E*TRADE Financial Investor Relations Contact:
Robert Simmons
E*TRADE Group, Inc.
916-859-4004
robert.simmons@etrade.com
E*TRADE GROUP, INC. ANNOUNCES THE ELECTION OF
R. JARRETT LILIEN AS PRESIDENT AND
CHIEF OPERATING OFFICER

Louis Klobuchar Elected Chief Brokerage Officer and President E*TRADE Securities LLC

MENLO PARK, Calif., March 11, 2002 – E*TRADE Group, Inc. (NYSE: ET) today announced that R. Jarrett Lilien has been elected as President and Chief Operating Officer, effective immediately. Lilien succeeds Mitchell H. Caplan, who was elected Chief Executive Officer in January 2003. In this new role, Lilien assumes management responsibility for the Company’s divisions, focusing on revenue growth and enhanced profitability by strengthening the Company’s position as a leading low-cost provider of diversified financial services. The Company also announced that Louis Klobuchar has been elected as Chief Brokerage Officer and President E*TRADE Securities LLC.

        “Jarrett’s results within E*TRADE Securities have been a model in the financial services industry, replacing over $400 million in declining revenue and eliminating $150 million in costs from the brokerage business in the last two years alone. While other brokerages continue to be unprofitable in the current economy, Jarrett has built the Company’s brokerage business to profitability despite difficult economic and market conditions,” said Mitchell H. Caplan, Chief Executive Officer, E*TRADE Group, Inc. “After coming off the most profitable year in E*TRADE Group’s history, the Board of Directors and I are confident in Jarrett’s ability to lead ongoing efforts to ensure the Company’s continued fiscal discipline. It’s also very clear that Lou’s expertise and skill set will be invaluable as the Company continues to grow its brokerage business. His achievements as a leader in the brokerage business overall, along with his accomplishments in the market-making business, have helped E*TRADE Securities reach ongoing profitability, offering customers diverse investment products and services, robust systems, increased capacity, efficient operations and low transaction costs.”

       “I am excited about this opportunity,” said Lilien. “With well-placed focus, rigor and discipline, E*TRADE Financial will continue to break new ground in financial services, while maximizing return for the Company’s shareholders. I am fortunate to work with a team of proven leaders, many of whom have been successful CEOs of the businesses we have acquired in recent years.”

About R. Jarrett Lilien

     Elected Chief Brokerage Officer and President, E*TRADE Securities LLC in October 2001, Lilien, 41, effectively reorganized the business, adding new product lines and focusing on providing leading-edge brokerage capabilities to the Company’s global customer households and market segments, as well as institutional clients around the world. With experience in more than 40 global markets, Lilien has helped ensure that the Company’s brokerage units will continue to provide retail and institutional clients with seamless execution, clearing and settlement. Key E*TRADE Securities successes under Lilien have included:

  Reducing the retail business break-even point to 63,000 transactions per day in Q4 ‘02
  Growing the active trader segment by 14 percent and increasing its overall average daily transactions by 11 percent from Q3 to Q4 ‘02 (excluding professional trading)
  Introducing an electronic product that enables immediate and direct access to the markets for institutional customers
  Acquiring Dempsey, one of the top 10 NASDAQ market-makers; and Engelman Securities, further advancing the Company’s broker-to-broker and institutional-trading business
  Expanding into institutional proprietary research, immediately adding incremental revenue
  Moving the Company’s shares to the New York Stock Exchange from Nasdaq in 2001

     Lilien also served E*TRADE Group as Managing Director, Asia-Pacific and Latin America. He joined the company in August 1999 after E*TRADE Group’s acquisition of TIR Holdings (subsequently renamed E*TRADE Institutional Securities). A founder of TIR, Lilien served 10 years as Chief Executive Officer, working from New York, Tokyo, London and Hong Kong. At the time of acquisition, TIR was trading in 40 markets with memberships and licenses in 10 countries. Prior to TIR, Lilien held various retail brokerage positions at Paine Webber and Autranet, a division of Donaldson, Lufkin & Jenrette, Inc. Lilien holds a BA in economics from the University of Vermont.

About Louis Klobuchar

     Klobuchar, 45, joined the E*TRADE Group in 2001 after the Company’s acquisition of Dempsey & Company, LLC, one of the nation’s largest privately-held specialist and market-making firms. As Dempsey’s Chief Executive Officer, Klobuchar built the business into a 100-trader, 3,500-stock house trading in five market centers in the U.S. and abroad. Prior to Dempsey, Klobuchar served as Executive Vice President at the Chicago Stock Exchange, where he was instrumental in restructuring the Exchange’s business model to accommodate the high-speed, low cost execution requirements of online brokers. Klobuchar holds a BA in liberal arts from DePaul University. Key E*TRADE Securities successes under Klobuchar have included:

  Leading the development of a lower, simplified commission rate and expanded services with the “Power of 9” program for active traders, offering a simple, flat commission of $9.99 per stock trade, as well as a 9-second trade-execution guarantee on qualified stock trades
  Restructuring the U.S. retail brokerage business to offer relationship management
  Leveraging the expertise of Dempsey to maximize the trading experience to the customer through end-to-end internalization of order flow

About E*TRADE Financial
E*TRADE Financial brings together personalized and fully integrated financial services including investing, banking, lending, planning and advice. Delivered in a multi-touchpoint platform, the products, services, content and information at E*TRADE Financial are available to customer households through E*TRADEFinancialCenters, Zones, ATMs and branded Web sites throughout the world. Securities products and services are offered by E*TRADE Securities LLC (member NASD/SIPC), bank products and services are offered by E*TRADE Bank (member FDIC), mortgages are offered by E*TRADE Mortgage Corp., and E*TRADE Financial Advisor is a service of E*TRADE Advisory Services, Inc., an investment adviser registered with the SEC.

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Important Notice
E*TRADE and the E*TRADE logo are registered trademarks of E*TRADE Group, Inc. or its subsidiaries. The statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, changes in market activity, anticipated increases in the rate of new customer acquisition, the conversion of new visitors to the site to customers, seasonality, the development of new products and services, the enhancement of existing products and services, competitive pressures (including price competition), system failures, economic and political conditions, changes in consumer behavior and the introduction of competing products having technological and/or other advantages. Further information about these risks and uncertainties can be found in the information included in the annual report filed by E*TRADE Group, Inc. with the SEC on Form 10-K (including information under the caption "Risk Factors") and quarterly reports on Form 10-Q.

© 2003 E*TRADE Group, Inc.